Exhibit 8

Ned L. Sherwood

4731 North Highway AlA, Suite 213

Vero Beach, FL 32963

(772) 226-7923

Via FedEx

September 11, 2015

Mr. Russell M. Gifford

Executive Vice President, Chief Financial Officer,

Treasurer and Secretary

Barnwell Industries, Inc.

1100 Alakea Street, Suite 2900

Honolulu, Hawaii 96813

Dear Mr. Gifford:

As a stockholder of Barnwell Industries, Inc. (the “Company”), I hereby submit the enclosed proxy access stockholder proposal (the “Proposal”) for inclusion in the Company’s proxy statement to be circulated to the Company’s stockholders in connection with the Company’s upcoming annual meeting of stockholders. The Proposal is being submitted in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Pursuant to Rule l4a-8(b) enclosed please find my Schedule l3D (dated June 11, 2013), along with Amendments No. 1, 2 and 3 to the original Schedule 13D, reflecting my beneficial ownership of shares of the Company’s common stock as of or before September 11, 2014, which is the date on which the one-year eligibility period begins. Further, I confirm that I hold and have held continuously for more than one year preceding and including September 11, 2015 over $2,000 in market value of the Company’s common shares.

I confirm that I intend to continue holding over $2,000 in market value of the Company’s common shares through the date of the Company’s annual meeting of stockholders. Please be advised that I (or my representative) will attend the Company’s annual meeting of stockholders to present the resolution as required.

Sincerely,

Ned L. Sherwood

STOCKHOLDER PROPOSAL – PROXY ACCESS

RESOLVED: Stockholders of Barnwell Industries, Inc. (the “Company”) ask the Board of Directors (the “Board”) to adopt, and present for stockholder approval, a “proxy access” bylaw. Such bylaw shall require the Company to include in proxy materials prepared for a stockholder meeting at which directors are to be elected the name, Disclosure and Statement (defined herein) of any person nominated for election to the Board by a stockholder or group (the “Nominator”) that meets criteria established below. The Company shall allow stockholders to vote on such nominee on the Company’s proxy card.

The number of stockholder-nominated candidates appearing in proxy materials shall not exceed 25% of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that the Nominator (i) will assume liability stemming from any legal or regulatory violation arising out of Nominator’s communications with Company stockholders, including the Disclosure and Statement; (ii) will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, acquired the required shares in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over timeliness of a nomination, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the 25% limit.

Supporting Statement:

The Company’s Board is far too comfortable and entrenched:

•	three out of 10 directors are over 80 years old;

•	according to the latest proxy, the Chairman’s average total compensation over the last three years was over $850,000;

•	the average tenure of the Company’s directors is over 17 years and seven directors served for more than 10 years; and

•	three directors are also Company executives.

Proxy access will make directors more accountable. Further, the CFA Institute’s Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) found that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

Proxy access enjoys strong investor support and similar bylaws have been adopted by companies of various sizes across industries.

We urge stockholders to vote FOR this proposal.

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